Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), entered into and effective as of March 13, 2013 (the “Effective Date”), is by and between Orthofix Inc., a Minnesota corporation (the “Company”), and Bradley R. Mason, an individual (the “Executive”).

PRELIMINARY STATEMENTS

A. The Company desires to employ the Executive in the position of President and Chief Executive Officer and the Executive desires to render such services, upon the terms and conditions contained herein.

B. The Executive desires to render such services, upon the terms and conditions contained herein.

C. The Company is a subsidiary of Orthofix International N.V., a corporation organized under the laws of Curacao (the “Parent”) for whom Executive will also perform services as contemplated hereby, and under certain compensation plans of which Executive shall be eligible to receive compensation, and Parent is agreeing to provide such compensation and guarantee the Company’s payment obligations hereunder.

D. Capitalized terms used herein and not otherwise defined have the meaning for them set forth on Exhibit A attached hereto and incorporated herein by reference.

The parties, intending to be legally bound, hereby agree as follows:

I. EMPLOYMENT AND DUTIES

1.1 Duties. The Company hereby employs the Executive as an employee, and the Executive agrees to be employed by the Company, upon the terms and conditions set forth herein. While serving as an employee of the Company, the Executive shall serve as President and Chief Executive Officer of the Company, and be appointed to serve as President and Chief Executive Officer of Parent. The Executive shall be the senior most executive officer of the Company and Parent and shall have such power and authority and perform such duties, functions and responsibilities as are associated with and incident to such positions, and as the Board may from time to time require of him; provided, however, that such authority, duties, functions and responsibilities are commensurate with the power, authority, duties, functions and responsibilities generally performed by chief executive officers of public companies which are similar in size and nature to, and the financial position of, the Parent Group, including, but not limited to, appropriate involvement in meetings of and exposure to the Board and its committees. The Executive also agrees to serve, if elected, as an officer or director of Parent or any other direct or indirect subsidiary of the Parent, in each such case at no compensation in addition to that provided for in this Agreement, but the Executive serves in such positions solely as an accommodation to the Company and such positions shall grant him no rights hereunder (including for purposes of the definition of Good Reason). The parties agree that the Board will nominate the Executive to stand for election as a director of Parent at Parent’s 2013 annual general meeting of shareholders, and that the Board will recommend to Parent’s shareholders the Executive’s election to the Board at such meeting in proxy materials filed and distributed in connection therewith.

1.2 Services. During the Term (as defined in Section 1.3), and excluding any periods of vacation, sick leave or disability, the Executive agrees to devote his full business time, attention and efforts to the business and affairs of the Company. During the Term, it shall not be a violation of this Section 1.2 for the Executive to (a) serve on civic or charitable boards or committees (but not corporate boards, except for the corporate board of Stone Flats, Inc., a Delaware Corporation), (b) deliver lectures or fulfill speaking engagements or (c) manage personal investments, including Executive’s investment and board level management of Stone Flats, Inc., so long as such activities do not substantially interfere with the performance of the Executive’s responsibilities in accordance with this Agreement. Notwithstanding the foregoing, until the first anniversary of the Effective Date, the Executive shall be permitted to continue serving on the board of directors of certain companies previously identified to the Board so long as such companies do not materially compete with Parent or its subsidiaries and such service does not interfere with the performance of his responsibilities hereunder. After the first anniversary of the Effective Date, the Executive may request the Board’s prior written consent to serve on a corporate board (including to continue serving on any corporate board the Executive currently serves on), which consent shall be at the Board’s reasonable discretion and only so long as such service does not interfere with the performance of his responsibilities hereunder.

1.3 Term of Employment. The term of this Agreement shall commence on the Effective Date and shall continue until 11:59 p.m. Eastern Time on July 1, 2014 (the “Initial Term”) unless sooner terminated or extended as provided hereunder. This Agreement shall automatically renew for additional one-year periods on July 1, 2014 and on each and every July 1 thereafter (each such extension, the “Renewal Term”) unless either party gives the other party written notice of its or his election not to extend such employment at least ninety (90) days prior to the next July 1 renewal date. Further, if a Change of Control occurs during the Initial Term or during any Renewal Term, this Agreement shall automatically be extended for two years only from the Change of Control Date and thereafter shall terminate on the second anniversary of the Change of Control Date in accordance with its terms. The Initial Term, together with any Renewal Term or extension as a result of a Change of Control, are collectively referred to herein as the “Term.” In the event the Executive continues to be employed by the Company (or any other member of the Parent Group) after the Term, unless otherwise agreed by the parties in writing, such continued employment shall be on an at-will, month-to-month basis upon terms agreed upon at such time without regard to the terms and conditions of this Agreement (except as expressly provided herein) and this Agreement shall be deemed terminated at the end of the Term, regardless of whether such employment continues at-will, other than Articles VI and VII, which shall survive the termination or expiration of this Agreement for any reason. For the avoidance of doubt, non-renewal of the Term shall not trigger any of the payments set forth in Section 5.1.

1.4 Place of Performance. During the Term, the Executive shall be based in Lewisville, Texas.

II. COMPENSATION

2.1 General. The base salary and Incentive Compensation (as defined in Section 2.3) payable to the Executive hereunder, as well as any stock-based compensation, including stock options, stock appreciation rights and restricted stock grants, shall be determined from time to time by the Board and paid pursuant to the Company’s customary payroll practices or in accordance with the terms of the applicable Plans (as defined in Section 2.4). The Company shall pay the Executive in cash, in accordance with the normal payroll practices of the Company, the base salary and Incentive Compensation set forth below. For the avoidance of doubt, in providing any compensation payable in stock, the Company may withhold, deduct or collect from the compensation otherwise payable or issuable to the Executive a portion of such compensation to the extent required to comply with applicable tax laws to the extent such withholding is not made or otherwise provided for pursuant to the agreement governing such stock-based compensation.

2.2 Base Salary. The Executive shall be paid an annual base salary of no less than $580,000 while he is employed by the Company during the Term; provided, however, that nothing shall prohibit the Company from reducing the base salary as part of an overall cost reduction program that affects all senior executives of the Parent Group and does not disproportionately affect the Executive, so long as such reductions do not reduce the base salary to a rate that is less than 90% of the minimum base salary amount set forth above (or, if the minimum base salary amount has been increased during the Term, 90% of such increased amount). The base salary shall be reviewed annually by the Board for increase (but not decrease, except as permitted above) as part of its annual compensation review, and any increased amount shall become the base salary under this Agreement.

2.3 Bonus or other Incentive Compensation. With respect to each fiscal year of the Company during the Term, the Executive shall be eligible to receive annual bonus compensation under the Parent’s Executive Annual Incentive Plan or any successor plan (the “Bonus Plan”) based on the achievement of goals established by the Board from time to time (the “Goals”). During the Term, the Executive will have a target bonus opportunity under the Bonus Plan of at least 125% of his then-applicable Base Salary and an opportunity to earn a maximum annual bonus of not less than 188.5% of his then-applicable Base Salary; provided, however, the Executive’s bonus under the Annual Incentive Plan with respect to work performed during the 2013 calendar year shall be pro-rated based on the number of days employed during the 2013 calendar year. The amount of any actual payment will depend upon the achievement (or not) of the Goals established by the Board. Except as otherwise provided in this Agreement, to receive a bonus under the Bonus Plan, the Executive must be employed on the date of payment of such bonus. Amounts payable under the Bonus Plan shall be determined by the Board and shall be paid following such fiscal year and no later than two and one-half months after the end of such fiscal year. In addition, the Executive shall be eligible to receive such additional bonus or incentive compensation as the Board may establish from time to time in its sole discretion. Any bonus or incentive compensation under this Section 2.3 under the Bonus Plan or otherwise is referred to herein as “Incentive Compensation.” Stock-based compensation shall not be considered Incentive Compensation under the terms of this Agreement unless the parties expressly agree otherwise in writing.

2.4 Stock Compensation. The Executive shall be eligible to receive stock-based compensation, whether stock options, stock appreciation rights, restricted stock grants or otherwise, under Parent’s 2012 Long Term Incentive Plan or other stock-based compensation plans as Parent may establish from time to time (collectively, the “Plans”). The Executive shall be considered for such grants no less often than annually as part of the Board’s annual compensation review, but any such grants shall be at the sole discretion of the Board. Notwithstanding the foregoing, with respect to the 2013 calendar year, the Executive shall receive on the Effective Date (i) a grant of stock options to acquire up to 150,000 shares of common stock of Parent in the form attached hereto as Exhibit B, and (ii) a grant of 10,000 restricted shares of common stock of Parent in the form attached hereto as Exhibit C. The Executive shall not be eligible to receive additional grants under the Plans during the 2013 calendar year other than those described in the preceding sentence.

2.5 Relocation and Transition Living Assistance. From the Effective Date until October 1, 2013 (the “Transition Period”), the Company shall pay the Executive $3,500 per month as a temporary allowance for housing and related living expenses in the Dallas/Fort Worth, Texas metropolitan area. In addition, during the Transition Period, the Company will reimburse Executive for the cost of an average of two commercial round trip airline flights per month between Dallas/Fort Worth, Texas and California (for use by either the Executive or his wife). Within five (5) business days of the time that the Executive notifies the Company that he has relocated his family to the Dallas/Fort Worth, Texas region, the Company shall pay the Executive a $10,000 one-time relocation bonus. The Company shall not be obligated to pay any further relocation or other transitional living expenses in connection with the Executive’s relocation to Lewisville, Texas other than as provided above.

2.6 Car Allowance. The Executive shall receive an automobile allowance of $900 per month.

III. EMPLOYEE BENEFITS

3.1 General. Subject only to any post-employment rights under Article V, so long as the Executive is employed by the Company pursuant to this Agreement, he shall be eligible for the following benefits to the extent generally available to senior executives of the Company or by virtue of his position, tenure, salary and other qualifications. Any eligibility shall be subject to and in accordance with the terms and conditions of the Company’s benefits policies and applicable plans (including as to deductibles, premium sharing, co-payments or other cost-splitting arrangements).

3.2 Savings and Retirement Plans. The Executive shall be entitled to participate in, and enjoy the benefits of, all savings, pension, salary continuation and retirement plans, practices, policies and programs available to senior executives of the Company.

3.3 Welfare and Other Benefits. The Executive and/or the Executive’s eligible dependents, as the case may be, shall be entitled to participate in, and enjoy the benefits of, all welfare benefit plans, practices, policies and programs provided by the Company (including without limitation, medical, prescription, drug, dental, disability, salary continuance, group life, dependent life, accidental death and travel accident insurance plans and programs) and other benefits (including, without limitation, executive physicals and tax and financial planning assistance) at a level that is available to other senior executives of the Company.

3.4 Vacation. The Executive shall be entitled to 4 weeks paid vacation per 12-month period.

3.5 Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable business-related expenses incurred by the Executive in performing his duties under this Agreement. Reimbursement of the Executive for such expenses will be made upon presentation to the Company of expense vouchers that are in sufficient detail to identify the nature of the expense, the amount of the expense, the date the expense was incurred and to whom payment was made to incur the expense, all in accordance with the expense reimbursement practices, policies and procedures of the Company.

3.6 Key Man Insurance. The Company shall be entitled to obtain a “key man” or similar life or disability insurance policy on the Executive, and neither the Executive nor any of his family members, heirs or beneficiaries shall be entitled to the proceeds thereof. Such insurance shall be available to offset any payments due to the Executive pursuant to Section 5.1 of this Agreement due to his death or Disability.

IV. TERMINATION OF EMPLOYMENT

4.1 Termination by Mutual Agreement. The Executive’s employment may be terminated at any time during the Term by mutual written agreement of the Company and the Executive.

4.2 Death. The Executive’s employment hereunder shall terminate upon his death.

4.3 Disability. In the event the Executive incurs a Disability for a continuous period exceeding 90 days or for a total of 180 days during any period of 12 consecutive months, the Company may, at its election, terminate the Executive’s employment during the Term by delivering a Notice of Termination (as defined in Section 4.8) to the Executive 30 days in advance of the date of termination.

4.4 Good Reason. The Executive may terminate his employment at any time during the Term for Good Reason by delivering a Notice of Termination to the Company 30 days in advance of the date of termination; provided, however, that the Executive agrees not to terminate his employment for Good Reason until the Executive has given the Company at least 30 days’ in which to cure the circumstances set forth in the Notice of Termination constituting Good Reason and if such circumstances are not cured by the 30th day, the Executive’s employment shall terminate on such date. If the circumstances constituting Good Reason are remedied within the cure period to the reasonable satisfaction of the Executive, such event shall no longer constitute Good Reason for purposes of this Agreement and the Executive shall thereafter have no further right hereunder to terminate his employment for Good Reason as a result of such event. Unless the Executive provides written notification of an event described in the definition of Good Reason within 90 days after the Executive has actual knowledge of the occurrence of any such event, the Executive shall be deemed to have consented thereto and such event shall no longer constitute Good Reason for purposes of this Agreement.

4.5 Termination without Cause. The Company may terminate the Executive’s employment at any time during the Term without Cause by delivering to the Executive a Notice of Termination 30 days in advance of the date of termination; provided that as part of such notice the Company may request that the Executive immediately tender the resignations contemplated by Section 4.9 and otherwise cease performing his duties hereunder. The Notice of Termination need not state any reason for termination and such termination can be for any reason or no reason. The date of termination shall be the date set forth in the Notice of Termination.

4.6 Cause. The Company may terminate the Executive’s employment at any time during the Term for Cause by delivering a Notice of Termination to the Executive.

4.7 Voluntary Termination. The Executive may voluntarily terminate his employment at any time during the Term by delivering to the Company a Notice of Termination 30 days in advance of the date of termination (a “Voluntary Termination”). For purposes of this Agreement, a Voluntary Termination shall not include a termination of the Executive’s employment by reason of death or for Good Reason, but shall include voluntary termination upon retirement in accordance with the Company’s retirement policies. A Voluntary Termination shall not be considered a breach or other violation of this Agreement.

4.8 Notice of Termination. Any termination of employment under this Agreement by the Company or the Executive requiring a notice of termination shall require delivery of a written notice by one party to the other party (a “Notice of Termination”). A Notice of Termination must indicate the specific termination provision of this Agreement relied upon and the date of termination. The date of termination specified in the Notice of Termination shall comply with the time periods required under this Article IV, and may in no event be earlier than the date such Notice of Termination is delivered to or received by the party getting the notice. If the Executive fails to include a date of termination in any Notice of Termination he delivers, the Company may establish such date in its sole discretion. No Notice of Termination under Section 4.4 shall be effective until the applicable cure period, if any, shall have expired without the Company or the Executive, respectively, having corrected the event or events subject to cure to the reasonable satisfaction of the other party. The terms “termination” and “termination of employment,” as used herein are intended to mean a termination of employment which constitutes a “separation from service” under Section 409A.

4.9 Resignations. Upon ceasing to be an employee of the Company for any reason, or earlier upon request by the Company pursuant to Section 4.5, the Executive agrees to immediately tender written resignations to the Company with respect to all officer and director positions he may hold at that time with any member of the Parent Group.

V. PAYMENTS ON TERMINATION

5.1 Death; Disability; Resignation for Good Reason; Termination without Cause. If at any time during the Term the Executive’s employment with the Company is terminated due to his death, Disability, resignation for Good Reason or termination by the Company without Cause, the Executive shall be entitled to the payment and benefits set forth below only:

(a) Any unpaid base salary and accrued unpaid vacation then owing through the date of termination, which amounts shall be paid to the Executive within 30 days of the date of termination.

(b) If, for the calendar year prior to the Executive’s termination, Executive has satisfied a sufficient portion of the Goals to be eligible for a bonus under the Bonus Plan, and such bonus has not yet been paid as of the date of Executive’s termination, Executive shall be paid a bonus under the Bonus Plan for such prior calendar year, which bonus shall be paid at the same time as payments are made to other participants in the Bonus Plan.

(c) A pro rata amount of any Bonus Plan Incentive Compensation for the fiscal year of his termination of employment (based on the number of business days he was actually employed by the Company during the fiscal year in which the termination of employment occurs) based on the achievement of the Goals for the calendar year of his termination of employment. Nothing in the foregoing sentence is intended to give the Executive greater rights to such Incentive Compensation than a pro rata portion of what he would ordinarily be entitled to under the Bonus Plan Incentive Compensation that would have been applicable to him had his employment not been terminated, it being understood that Executive’s termination of employment shall not be used to disqualify Executive from or make him ineligible for a pro rata portion of the Bonus Plan Incentive Compensation to which he would otherwise have been entitled. The pro rata portion of Bonus Plan Incentive Compensation shall, subject to Section 7.16, be paid at the time such Incentive Compensation is paid to other participants in the Bonus Plan.

(d) A one-time lump sum severance payment in an amount equal to 100% of the Executive’s Base Amount plus, for a termination by the Executive for Good Reason or a termination by the Company without Cause only, $12,500 to be used by the Executive for outplacement services. The lump sum severance payment shall be paid on the 60th day following the Executive’s termination of employment, provided that prior to such time the Executive has signed the release described in Section 5.4 and the applicable revocation period for such release has expired, subject, in the case of termination other than as a result of the Executive’s death, to Section 7.16.

(e) The post-termination exercise period for any options which are vested as of Executive’s termination of employment shall be as set forth in the applicable award agreement.

(f) Provided the Executive elects COBRA in a timely manner, for the lesser of 12 months after termination or until the Executive secures coverage from new employment, Executive shall receive a monthly cash payment equal to the cost of continuation coverage under the Company’s medical and dental benefit plans in which the Executive was participating at the time of his termination of employment at the level at which the Executive was participating at the time of his termination of coverage (e.g. single or family coverage), less the amount of the employee contribution for such coverage. Such payments shall be subject to all applicable taxes and withholding.

In the event the Executive’s termination is pursuant to Section 4.2, payment shall be made to the Executive’s heirs, beneficiaries, or personal representatives, as applicable. Further, any payments by the Company under Section 5.1(d) above pursuant to a termination under Section 4.2 or 4.3 shall be reduced by any payments received by the Executive pursuant to any of the Company’s employee welfare benefit plans providing for payments in the event of death or Disability.

5.2 Termination for Cause; Voluntary Termination. If at any time during the Term the Executive’s employment with the Company is terminated by the Company for Cause or due to a Voluntary Termination, the Executive shall be entitled to only the following:

(a) any unpaid base salary and accrued unpaid vacation then owing through the date of termination, which amounts shall be paid to the Executive within 30 days of the date of termination.

(b) whatever rights, if any, that are available to the Executive upon such a termination pursuant to the Plans or any award documents related to any stock-based compensation such as stock options, stock appreciation rights or restricted stock grants. This Agreement does not grant any greater rights with respect to such items than provided for in the Plans or the award documents in the event of any termination for Cause or a Voluntary Termination.

5.3 Termination following Change of Control. The Executive shall have no specific right to terminate this Agreement or right to any severance payments or other benefits solely as a result of a Change of Control or Potential Change of Control. However, if during a Change of Control Period during the Term, (a) the Executive terminates his employment with the Company for Good Reason, or (b) the Company terminates the Executive’s employment without Cause, the lump sum severance payment under Section 5.1(d) shall be increased from 100% of the Base Amount to 150% of the Base Amount and the period of monthly payment of COBRA continuation coverage for medical and dental benefits under Section 5.1(f) shall be increased to 18 months from 12 months. The terms and rights with respect to such payments shall otherwise be governed by Section 5.1. No other rights result from termination during a Change of Control Period; provided, however, that nothing in this Section 5.3 is intended to limit or impair the rights of the Executive under the Plans or any documents evidencing any stock-based compensation awards in the event of a Change of Control if such Plans or award documents grant greater rights than are set forth herein.

5.4 Release. The Company’s obligation to pay or provide any benefits to the Executive following termination (other than in the event of death pursuant to Section 4.2) is expressly subject to the requirement that (i) the Executive execute the release in the form attached hereto as Exhibit D (the “Release”) prior to the 60th day following Executive’s termination of employment, and (ii) any revocation period for the Release shall have expired prior to the 60th day following Executive’s termination of employment without Executive having breached or revoked the Release. In the event that the Executive does not sign the Release, or signs and later revokes the Release, all of the Company’s obligations to make payments and provide benefits under this Agreement will terminate in full, and the Executive understands and agrees that he will not be entitled to any severance benefits in connection with his termination of employment.

5.5 Other Benefits. Except as expressly provided otherwise in this Article V, the provisions of this Agreement shall not affect the Executive’s participation in, or terminating distributions and vested rights under, any pension, profit-sharing, insurance or other employee benefit plan of the Parent Group to which the Executive is entitled pursuant to the terms of such plans, or expense reimbursements he is otherwise entitled to under Section 3.5.

5.6 No Mitigation. It will be difficult, and may be impossible, for the Executive to find reasonably comparable employment following the termination of the Executive’s employment, and the protective provisions under Article VI contained herein will further limit the employment opportunities for the Executive. In addition, the Company’s severance pay policy applicable in general to its salaried employees does not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the parties hereto expressly agree that the payment of severance compensation in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to seek other employment, or otherwise, to mitigate any payment provided for hereunder.

5.7 Limitation; No Other Rights. Any amounts due or payable under this Article V are in the nature of severance payments or liquidated damages, or both, and the Executive agrees that such amounts shall fully compensate the Executive, his dependents, heirs and beneficiaries and the estate of the Executive for any and all direct damages and consequential damages that they do or may suffer as a result of the termination of the Executive’s employment, or both, and are not in the nature of a penalty. Notwithstanding the above, no member of the Parent Group shall be liable to the Executive under any circumstances for any consequential, incidental, punitive or similar damages. The Executive expressly acknowledges that the payments and other rights under this Article V shall be the sole monies or other rights to which the Executive shall be entitled to and such payments and rights will be in lieu of any other rights or remedies he might have or otherwise be entitled to. In the event of any termination under this Article V, the Executive hereby expressly waives any rights to any other amounts, benefits or other rights, including without limitation whether arising under current or future compensation or severance or similar plans, agreements or arrangements of any member of the Parent Group (including as a result of changes in (or of) control or similar transactions), unless Executive’s entitlement to participate or receive benefits thereunder has been expressly approved by the Board. Similarly, no one in the Parent Group shall have any further liability or obligation to the Executive following the date of termination, except as expressly provided in this Agreement.

5.8 No Right to Set Off. The Company shall not be entitled to set off against amounts payable to the Executive hereunder any amounts earned by the Executive in other employment, or otherwise, after termination of his employment with the Company, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.

5.9 Adjustments Due to Excise Tax.

(a) If it is determined that any amount or benefit to be paid or payable to the Executive under this Agreement or otherwise in conjunction with his employment (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in conjunction with his employment) would give rise to liability of the Executive for the excise tax imposed by Section 4999 of the Code, as amended from time to time, or any successor provision (the “Excise Tax”), then the amount or benefits payable to the Executive (the total value of such amounts or benefits, the “Payments”) shall be reduced by the Company so that no portion of the Payments to the Executive is subject to the Excise Tax. The Company shall reduce or eliminate the Payments by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of options, then by reducing or eliminating any accelerated vesting of restricted stock, then by reducing or eliminating any other remaining

Payments. Such reduction shall only be made if the net amount of the Payments, as so reduced (and after deduction of applicable federal, state, and local income and payroll taxes on such reduced Payments other than the Excise Tax (collectively, the “Deductions”)) is greater than the excess of (1) the net amount of the Payments, without reduction (but after making the Deductions) over (2) the amount of Excise Tax to which the Executive would be subject in respect of such Payments.

(b) In the event it is determined that the Excise Tax may be imposed on the Executive prior to the possibility of any reductions being made pursuant to Section 5.9(a), the Company and the Executive agree to take such actions as they may mutually agree in writing to take to avoid any such reductions being made or, if such reduction is not otherwise required by Section 5.9(a), to reduce the amount of Excise Tax imposed.

(c) The independent public accounting firm serving as the Company’s auditing firm, or such other accounting firm, law firm or professional consulting services provider of national reputation and experience reasonably acceptable to the Company and Executive (the “Accountants”) shall make in writing in good faith all calculations and determinations under this Section 5.9, including the assumptions to be used in arriving at any calculations. For purposes of making the calculations and determinations under this Section 5.9, the Accountants and each other party may make reasonable assumptions and approximations concerning the application of Section 280G and Section 4999. The Company and Executive shall furnish to the Accountants and each other such information and documents as the Accountants and each other may reasonably request to make the calculations and determinations under this Section 5.9. The Company shall bear all costs the Accountants incur in connection with any calculations contemplated hereby.

VI. PROTECTIVE PROVISIONS

6.1 Noncompetition. Without the prior written consent of the Board (which may be withheld in the Board’s sole discretion), so long as the Executive is an employee of the Company or any other member of the Parent Group and for a twelve month period thereafter, the Executive agrees that he shall not anywhere in the Prohibited Area, for his own account or the benefit of any other, engage or participate in or assist or otherwise be connected with a Competing Business. For the avoidance of doubt, the Executive understands that this Section 6.1 prohibits the Executive from acting for himself or as an officer, employee, manager, operator, principal, owner, partner, shareholder, advisor, consultant of, or lender to, any individual or other Person that is engaged or participates in or carries out a Competing Business or is actively planning or preparing to enter into a Competing Business. The parties agree that such prohibition shall not apply to the Executive’s passive ownership of not more than 5% of a publicly-traded company.

6.2 No Solicitation or Interference. So long as the Executive is an employee of the Company or any other member of the Parent Group (other than while an employee acting solely for the express benefit of the Parent Group) and for a twelve month period thereafter, the Executive shall not, whether for his own account or for the account or benefit of any other Person, throughout the Prohibited Area:

(a) request, induce or attempt to influence (i) any customer of any member of the Parent Group to limit, curtail, cancel or terminate any business it transacts with, or products or services it receives from or sells to, or (ii) any Person employed by (or otherwise engaged in providing services for or on behalf of) any member of the Parent Group to limit, curtail, cancel or terminate any employment, consulting or other service arrangement, with any member of the Parent Group. Such prohibition shall expressly extend to any hiring or enticing away (or any attempt to hire or entice away) any employee or consultant of the Parent Group.

(b) solicit from or sell to any customer any products or services that any member of the Parent Group provides or is capable of providing to such customer and that are the same as or substantially similar to the products or services that any member of the Parent Group, sold or provided while the Executive was employed with, or providing services to, any member of the Parent Group.

(c) contact or solicit any customer for the purpose of discussing (i) services or products that are competitive with and the same or closely similar to those offered by any member of the Parent Group or (ii) any present business of any member of the Parent Group.

(d) request, induce or attempt to influence any supplier, distributor or other Person with which any member of the Parent Group has a business relationship or to limit, curtail, cancel or terminate any business it transacts with any member of the Parent Group.

(e) otherwise interfere with the relationship of any member of the Parent Group with any Person which is, or within one-year prior to the Executive’s date of termination was, doing business with, employed by or otherwise engaged in performing services for, any member of the Parent Group.

The twelve month post-termination employment period described herein and in Section 6.1 shall be extended to eighteen months in the event of a termination described in Section 5.3.

6.3 Confidential Information. During the period of the Executive’s employment with the Company or any member of the Parent Group and at all times thereafter, the Executive shall hold in secrecy for the Company all Confidential Information that may come to his knowledge, may have come to his attention or may have come into his possession or control while employed by the Company (or otherwise performing services for any member of the Parent Group). Notwithstanding the preceding sentence, the Executive shall not be required to maintain the confidentiality of any Confidential Information which (a) is or becomes available to the public or others in the industry generally (other than as a result of disclosure or inappropriate use, or caused, by the Executive in violation of this Section 6.3) or (b) the Executive is compelled to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena. Except as expressly required in the performance of his duties to the Company under this Agreement, the Executive shall not use for his own benefit or disclose (or permit or cause the disclosure of) to any Person, directly or indirectly, any Confidential Information unless such use or disclosure has been specifically authorized in writing by the Company in advance. During the Executive’s employment and as necessary to perform his duties under Section 1.2, the Company will provide and grant the Executive access to the Confidential Information. The Executive recognizes that any Confidential Information is of a highly competitive value, will include Confidential Information not previously provided the Executive and that the Confidential Information could be used to the competitive and financial detriment of any member of the Parent Group if misused or disclosed by the Executive. The Company promises to provide access to the Confidential Information only in exchange for the Executive’s promises contained herein, expressly including the covenants in Sections 6.1, 6.2 and 6.4.

6.4 Inventions.

(a) The Executive shall promptly and fully disclose to the Company any and all ideas, improvements, discoveries and inventions, whether or not they are believed to be patentable (“Inventions”), that the Executive conceives of or first actually reduces to practice, either solely or jointly with others, during the Executive’s employment with the Company or any other member of the Parent Group, and that relate to the business now or thereafter carried on or contemplated by any member of the Parent Group or that result from any work performed by the Executive for any member of the Parent Group.

(b) The Executive acknowledges and agrees that all Inventions shall be the sole and exclusive property of the Company (or member of the Parent Group) and are hereby assigned to the Company (or applicable member of the Parent Group). During the term of the Executive’s employment with the Company (or any other member of the Parent Group) and thereafter, whenever requested to do so by the Company, the Executive shall take such action as may be requested to execute and assign any and all applications, assignments and other instruments that the Company shall deem necessary or appropriate in order to apply for and obtain Letters Patent of the United States and/or of any foreign countries for such Inventions and in order to assign and convey to the Company (or any other member of the Parent Group) or their nominees the sole and exclusive right, title and interest in and to such Inventions.

(c) The Company acknowledges and agrees that the provisions of this Section 6.4 do not apply to an Invention: (i) for which no equipment, supplies, or facility of any member of the Parent Group or Confidential Information was used; (ii) that was developed entirely on the Executive’s own time and does not involve the use of Confidential Information; (iii) that does not relate directly to the business of any member of the Parent Group or to the actual or demonstrably anticipated research or development of any member of the Parent Group; and (iv) that does not result from any work performed by the Executive for any member of the Parent Group.

6.5 Return of Documents and Property. Upon termination of the Executive’s employment for any reason, the Executive (or his heirs or personal representatives) shall immediately deliver to the Company (a) all documents and materials containing Confidential Information (including without limitation any “soft” copies or computerized or electronic versions thereof) or otherwise containing information relating to the business and affairs of any member of the Parent Group (whether or not confidential), and (b) all other documents, materials and other property belonging to any member of the Parent Group that are in the possession or under the control of the Executive.

6.6 Reasonableness; Remedies. The Executive acknowledges that each of the restrictions set forth in this Article VI are reasonable and necessary for the protection of the Company’s business and opportunities (and those of the Parent Group) and that a breach of any of the covenants contained in this Article VI would result in material irreparable injury to the Company and the other members of the Parent Group for which there is no adequate remedy at law and that it will not be possible to measure damages for such injuries precisely. Accordingly, the Company and any member of the Parent Group shall be entitled to the remedies of injunction and specific performance, or either of such remedies, as well as all other remedies to which any member of the Parent Group may be entitled, at law, in equity or otherwise, without the need for the posting of a bond or by the posting of the minimum bond that may otherwise be required by law or court order.

6.7 Extension; Survival. The Executive and the Company agree that the time periods identified in this Article VI will be stayed, and the Company’s obligation to make any payments or provide any benefits under Article V shall be suspended, during the period of any breach or violation by the Executive of the covenants contained herein. The parties further agree that this Article VI shall survive the termination or expiration of this Agreement for any reason. The Executive acknowledges that his agreement to each of the provisions of this Article VI is fundamental to the Company’s willingness to enter into this Agreement and for it to provide for the severance and other benefits described in Article V, none of which the Company was required to do prior to the date hereof. Further, it is the express intent and desire of the parties for each provision of this Article VI to be enforced to the fullest extent permitted by law. If any part of this Article VI, or any provision hereof, is deemed illegal, void, unenforceable or overly broad (including as to time, scope and geography), the parties express desire is that such provision be reformed to the fullest extent possible to ensure its enforceability or if such reformation is deemed impossible then such provision shall be severed from this Agreement, but the remainder of this Agreement (expressly including the other provisions of this Article VI) shall remain in full force and effect.

VII. MISCELLANEOUS

7.1 Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed to have been effectively made or given if personally delivered, or if sent via U.S. mail or recognized overnight delivery service or sent via confirmed e-mail or facsimile to the other party at its address set forth below in this Section 7.1, or at such other address as such party may designate by written notice to the other party hereto. Any effective notice hereunder shall be deemed given on the date personally delivered, three business days after mailed via U.S. mail or one business day after it is sent via overnight delivery service or via confirmed e-mail or facsimile, as the case may be, to the following address:

If to the Company:

Orthofix Inc.

Attn: Senior Vice President, General Counsel and

Corporate Secretary

3451 Plano Pkwy

Lewisville, TX 75056

Facsimile: 704-948-2690

E-mail: JeffSchumm@orthofix.com

With a copy which shall not constitute notice to:

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004

Facsimile: (202) 637-5910

Email: joseph.gilligan@hoganlovells.com

If to the Executive:

At the most recent address on file with the Company

7.2 Legal Fees.

(a) The Company shall pay all reasonable legal fees and expenses of the Executive’s counsel in connection with the preparation and negotiation of this Agreement.

(b) The parties hereto agree that any dispute or controversy arising under or in connection with this Agreement shall be resolved exclusively and finally by binding arbitration in Lewisville, Texas, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall be responsible for its own fees, costs and expenses and shall pay to the Executive an amount equal to all reasonable attorneys’ and related fees, costs and expenses incurred by the Executive in connection with such arbitration if the arbitrator determines that the Executive prevailed on a material issue of the arbitration. If there is any dispute between the Company and the Executive as to the payment of such fees and expenses, the arbitrator shall resolve such dispute, which resolution shall also be final and binding on the parties, and as to such dispute only the burden of proof shall be on the Company.

7.3 Severability. If an arbitrator or a court of competent jurisdiction determines that any term or provision hereof is void, invalid or otherwise unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) such arbitrator or court shall replace such void, invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the void, invalid or unenforceable term or provision. For the avoidance of doubt, the parties expressly intend that this provision extend to Article VI of this Agreement.

7.4 Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the Company, the Parent and the Executive relating to the Executive’s employment by the Company. Nothing in this Agreement shall modify or alter any indemnity agreement between Parent and the Executive or alter or impair any of the Executive’s rights under the Plans or related award agreements. In the event of any conflict between this Agreement and any other agreement between the Executive and the Company (or any other member of the Parent Group), this Agreement shall control.

7.5 Amendment; Modification. Except for increases in Base Salary, and adjustments with respect to Incentive Compensation, made as provided in Article II, this Agreement may be amended at any time only by mutual written agreement of the Executive and the Company; provided, however, that, notwithstanding any other provision of this Agreement or the Plans (or any award documents under the Plans), the Company may reform this Agreement, the Plans (or any award documents under the Plans) or any provision thereof (including, without limitation, an amendment instituting a six-month waiting period before a distribution) or otherwise as contemplated by Section 7.16 below.

7.6 Withholding. The Company shall be entitled to withhold, deduct or collect or cause to be withheld, deducted or collected from payment any amount of withholding taxes required by law, statutory deductions or collections with respect to payments made to the Executive in connection with his employment, termination (including Article V) or his rights hereunder, including as it relates to stock-based compensation.

7.7 Representations.

(a) The Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms. The Executive hereby acknowledges and represents that he has consulted with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

(b) The Company hereby represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement by the Company do not and shall not conflict with, breach, violate or cause a default under any material contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound and (ii) upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

7.8 Governing Law; Jurisdiction. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Texas without regard to any provision of that State’s rules on the conflicts of law that might make applicable the law of a jurisdiction other than that of the State of Texas. Except as otherwise provided in Section 7.2, all actions or proceedings arising out of this Agreement shall exclusively be heard and determined in state or federal courts in the State of Texas having appropriate jurisdiction. The parties expressly consent to the exclusive jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein or any claim for forum nonconveniens.

7.9 Successors. This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by the Executive, the Company, and their respective heirs, executors, administrators, legal representatives, successors, and assigns. In the event of a Business Combination (as defined in clause (iii) of Change of Control), the provisions of this Agreement shall be binding upon and inure to the benefit of the parent or entity resulting from such Business Combination or to which the assets shall be sold or transferred, which entity from and after the date of such Business Combination shall be deemed to be the Company for purposes of this Agreement. In the event of any other assignment of this Agreement by the Company, the Company shall remain primarily liable for its obligations hereunder; provided, however, that if the Company is financially unable to meet its obligations hereunder, the Parent shall assume responsibility for the Company’s obligations hereunder pursuant to the guaranty provision following the signature page hereof. The Executive expressly acknowledges that the Parent and other members of the Parent Group (and their successors and assigns) are third party beneficiaries of this Agreement and may enforce this Agreement on behalf of themselves or the Company. Both parties agree that there are no third party beneficiaries to this Agreement other than as expressly set forth in this Section 7.9.

7.10 Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, his beneficiaries, dependents or legal representatives without the Company’s prior written consent; provided, however, that nothing in this Section 7.10 shall preclude (a) the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death or (b) the executors, administrators or other legal representatives of the Executive or his estate from assigning any rights hereunder to the Person(s) entitled thereto.

7.11 No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation in favor of any third party, or to execution, attachment, levy or similar process or assignment by operation of law in favor of any third party, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

7.12 Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

7.13 Construction. The headings of articles or sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. References to days found herein shall be actual calendar days and not business days unless expressly provided otherwise.

7.14 Counterparts. This Agreement may be executed by any of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

7.15 Effectiveness. This Agreement shall be effective as of the Effective Date when signed by the Executive and the Company.

7.16 Code Section 409A.

(a) It is the intent of the parties that payments and benefits under this Agreement comply with Section 409A and, accordingly, to interpret, to the maximum extent permitted, this Agreement to be in compliance therewith. If the Executive notifies the Company in writing (with specificity as to the reason therefore) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the parties shall, in good faith, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified by the parties to try to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent of the applicable provision without violating the provisions of Code Section 409A. Notwithstanding the foregoing, the Company shall not be required to assume any economic burden in connection therewith.

(b) If the Executive is deemed on the date of “separation from service” to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then, with regard to any payment or the provision of any benefit that is specified as subject to this Section 7.16, such payment or benefit shall, if required to avoid the imposition of additional tax or interest under Section 409A, be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 7.16 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. If a payment is to be made promptly after a date, it shall be made within sixty (60) days thereafter.

(c) Any expense reimbursement under this Agreement shall be made promptly upon Executive’s presentation to the Company of evidence of the fees and expenses incurred by the Executive and in all events on or before the last day of the taxable year following the taxable year in which such expense was incurred by the Executive, and no such reimbursement or the amount of expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

7.17 Survival. As provided in Section 1.3 with respect to expiration of the Term, Articles VI and VII shall survive the termination or expiration of this Agreement for any reason.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ORTHOFIX INC.		EXECUTIVE

/s/ Jeffrey M. Schumm		/s/ Bradley R. Mason
Name:	Jeffrey M. Schumm	Bradley R. Mason, an individual
Title:	Sen. VP, Gen. Counsel and Corp. Sec.

Guaranty by Parent

Parent (Orthofix International N.V.) is not a party to this Agreement, but joins in this Agreement for the sole purpose of guaranteeing the obligations of the Company to pay, provide, or reimburse the Executive for all cash or other benefits provided for in this Agreement, including the provision of all benefits in the form of, or related to, securities of Parent and to elect or appoint Executive to the positions with Parent and provide Executive with the authority relating thereto as contemplated by Section 1.1 of this Agreement, and to ensure the Board will take the actions required of it hereby.

ORTHOFIX INTERNATIONAL N.V.

/s/ James F. Gero
Name: James F. Gero
Title: Chairman of the Board

EXHIBIT A

Definitions

For purposes of this Agreement, the following capitalized terms have the meanings set forth below:

“Base Amount” shall mean an amount equal to the sum of:

(i) the Executive’s annual base salary at the highest annual rate in effect at any time during the Term; and

(ii) the lower of (i) the Executive’s target bonus under Section 2.3 in effect during the fiscal year in which termination of employment occurs, or (ii) the average of the Incentive Compensation (as defined in Section 2.3) actually earned by the Executive (A) with respect to the two consecutive annual Incentive Compensation periods ending immediately prior to the year in which termination of the Executive’s employment with the Company occurs (which for purposes of the 2011 and 2012 calendar years, shall be deemed under this (ii)(A) to be the amount of the Executive’s target incentive bonus for 2013, and which for purposes of 2013, shall be deemed under this (ii)(A) to be the Executive’s actually earned 2013 incentive plan bonus as if such bonus were not pro-rated to reflect his employment for a period of less than 365 days during the 2013 calendar year) or, (B) if greater, with respect to the two consecutive annual Incentive Compensation periods ending immediately prior to the Change of Control Date or the Potential Change of Control Date.

“Board” shall mean the Board of Directors of Parent. Any obligation of the Board other than termination for Cause under this Agreement may be delegated to an appropriate committee of the Board, including its compensation committee, and references to the Board herein shall be references to any such committee, as appropriate.

“Cause” shall mean termination of the Executive’s employment because of the Executive’s: (i) involvement in fraud, misappropriation or embezzlement related to the business or property of the Company; (ii) conviction for, or guilty plea to, or plea of nolo contendere to, a felony or crime of similar gravity in the jurisdiction in which such conviction or guilty plea occurs; (iii) intentional wrongful disclosure of Confidential Information or other intentional wrongful violation of Article VI; (iv) willful and continued failure by the Executive to follow the reasonable instructions of the Board; (v) willful commission by the Executive of acts that are dishonest and demonstrably and materially injurious to a member of the Parent Group, monetarily or otherwise; or (vi) willful or material violation of, or willful or material noncompliance with, any securities law, rule or regulation or stock exchange listing rule adversely affecting the Parent Group including without limitation (a) if the Executive has undertaken to provide any chief executive officer or principal executive officer certification required under the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), and he willfully or materially fails to take reasonable and appropriate steps to determine whether or not the certificate was accurate or otherwise in compliance with the requirements of the Sarbanes-Oxley Act or (b) the Executive’s willful or material failure to establish and administer effective systems and controls applicable to his area of responsibility necessary for the Parent to timely and accurately file reports pursuant to Section 13 or 15(d) of the Exchange Act. No act or omission shall be deemed willful or material for purposes of this definition if taken or omitted to be taken by Executive in a good faith belief that such act or omission to act was in the best interests of the Parent Group or if done at the express direction of the Board.

“Change of Control” shall occur upon any of the following events:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), in any individual transaction or series of related transactions, of 50% or more of either (A) the then outstanding shares of common stock of Parent (the “Outstanding Common Stock”) or (B) the combined voting power of the then outstanding voting securities of Parent entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (1) any acquisition directly from Parent, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from Parent; (2) any acquisition by Parent; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Parent or any entity controlled by Parent; or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this definition of Change of Control;

(ii) a change in the composition of the Board such that the individuals who as of the Effective Date constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this paragraph, that any individual who becomes a member of the Board subsequent to the Effective Date, whose appointment, election, or nomination for election by Parent’s shareholders was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but provided further that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board;

(iii) consummation of a reorganization, merger, consolidation or other business combination or the sale or other disposition of all or substantially all of the assets of Parent (including assets that are shares held by Parent in its subsidiaries) (any such transaction, a “Business Combination”); expressly excluding, however, any such Business Combination pursuant to which all of the following conditions are met: (A) all or substantially all of the Person(s) who are the beneficial owners of the Outstanding Common Stock and Outstanding Voting Securities, respectively, immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns Parent or all or substantially all of Parent’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (B) no Person (other than Parent, any employee benefit plan (or related trust) of Parent or such entity resulting from such Business Combination) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the outstanding voting securities of such entity entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Business Combination, and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the entity resulting from such Business Combination;

(iv) the approval by the shareholders of Parent of a complete liquidation or dissolution of Parent;

(v) the Parent Group (or any of them) shall sell or dispose of, in a single transaction or series of related transactions, business operations that generated two-thirds of the consolidated revenues of the Parent Group (determined on the basis of Parent’s four most recently completed fiscal quarters for which reports have been filed under the Exchange Act) and such disposal shall not be exempted pursuant to clause (iii) of this definition of Change of Control;

(vi) Parent files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change of control of Parent has or may have occurred or will or may occur in the future pursuant to any then-existing agreement or transaction; notwithstanding the foregoing, unless determined in a specific case by a majority vote of the Board, a “Change of Control” shall not be deemed to have occurred solely because: (A) an entity in which Parent directly or indirectly beneficially owns 50% or more of the voting securities, or any Parent-sponsored employee stock ownership plan, or any other employee plan of Parent or the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by form or report or item therein, disclosing beneficial ownership by it of shares of stock of Parent, or because Parent reports that a change of control of Parent has or may have occurred or will or may occur in the future by reason of such beneficial ownership or (B) any Parent-sponsored employee stock ownership plan, or any other employee plan of Parent or the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by form or report or item therein, disclosing beneficial ownership by it of shares of stock of Parent, or because Parent reports that a change of control of Parent has or may have occurred or will or may occur in the future by reason of such beneficial ownership; or

(vii) any other transaction or series of related transactions occur that have substantially the effect of the transactions specified in any of the preceding clauses in this definition.

Notwithstanding the above definition of Change of Control, the Board, in its sole discretion, may determine that a Change of Control has occurred for purposes of this Agreement, even if the events giving rise to such Change of Control are not expressly described in the above definition.

“Change of Control Date” shall mean the date on which a Change of Control occurs.

“Change of Control Period” shall mean the 24 month period commencing on the Change of Control Date; provided, however, if the Company terminates the Executive’s employment with the Company prior to the Change of Control Date but on or after a Potential Change of Control Date, and it is reasonably demonstrated that the Executive’s (i) employment was terminated at the request of an unaffiliated third party who has taken steps reasonably calculated to effect a Change of Control or (ii) termination of employment otherwise arose in connection with or in anticipation of the Change of Control, then the “Change of Control Period” shall mean the 24 month period beginning on the date immediately prior to the date of the Executive’s termination of employment with the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competing Business” means any business or activity that (i) competes with any member of the Parent Group for which the Executive performed services or the Executive was involved in for purposes of making strategic or other material business decisions and involves (ii) (A) the same or substantially similar types of products or services (individually or collectively) manufactured, marketed or sold by any member of the Parent Group during Term or (B) products or services so similar in nature to that of any member of the Parent Group during Term (or that any member of the Parent Group will soon thereafter offer) that they would be reasonably likely to displace substantial business opportunities or customers of the Parent Group.

“Confidential Information” shall include Trade Secrets and includes information acquired by the Executive in the course and scope of his activities under this Agreement, including information acquired from third parties, that (i) is not generally known or disseminated outside the Parent Group (such as non-public information), (ii) is designated or marked by any member of the Parent Group as “confidential” or reasonably should be considered confidential or proprietary, or (iii) any member of the Parent Group indicates through its policies, procedures, or other instructions should not be disclosed to anyone outside the Parent Group. Without limiting the foregoing definitions, some examples of Confidential Information under this Agreement include (a) matters of a technical nature, such as scientific, trade or engineering secrets, “know-how”, formulae, secret processes, inventions, and research and development plans or projects regarding existing and prospective customers and products or services, (b) information about costs, profits, markets, sales, customer lists, customer needs, customer preferences and customer purchasing histories, supplier lists, internal financial data, personnel evaluations, non-public information about medical devices or products of any member of the Parent Group (including future plans about them), information and material provided by third parties in confidence and/or with nondisclosure restrictions, computer access passwords, and internal market studies or surveys and (c) and any other information or matters of a similar nature.

“Disability” as used in this Agreement shall have the meaning given that term by any disability insurance the Company carries at the time of termination that would apply to the Executive. Otherwise, the term “Disability” shall mean the inability of the Executive to perform his duties and responsibilities under this Agreement as a result of a physical or mental illness, disease or personal injury he has incurred. Any dispute as to whether or not the Executive has a “Disability” for purposes of this Agreement shall be resolved by a physician reasonably satisfactory to the Board and the Executive (or his legal representative, if applicable). If the Board and the Executive (or his legal representative, if applicable) are unable to agree on a physician, then each shall select one physician and those two physicians shall pick a third physician and the determination of such third physician shall be binding on the parties.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Good Reason” shall mean the occurrence of any of the following without the written consent of the Executive: (1) the assignment to the Executive of any duties materially inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1 of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (2) the Company’s material reduction of the Executive’s Base Salary or bonus opportunity, each as in effect on the date hereof or as the same may be increased from time to time; (3) the relocation of the Company’s offices at which the Executive is principally employed (the “Principal Location”) to a location more than thirty (30) miles from such location, or the Company’s requiring the Executive to be based at a location more than thirty (30) miles from the Principal Location, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations; (4) the Company’s failure to obtain a satisfactory agreement from any successor entity to assume and agree to perform this Agreement; or (5) any material breach of this Agreement or any other material agreement with the Executive by the Company or any successor entity.

“Parent” shall mean Orthofix International N.V., an entity organized under the laws of Curacao.

“Parent Group” shall mean Parent, together with its subsidiaries including the Company.

“Person” shall include individuals or entities such as corporations, partnerships, companies, firms, business organizations or enterprises, and governmental or quasi-governmental bodies.

“Potential Change of Control” shall mean the earliest to occur of: (i) the date on which Parent executes an agreement or letter of intent, the consummation of the transactions described in which would result in the occurrence of a Change of Control or (ii) the date on which the Board approves a transaction or series of transactions, the consummation of which would result in a Change of Control, and ending when, in the opinion of the Board, the Parent (or the Company) or the respective third party has abandoned or terminated any Potential Change of Control.

“Potential Change of Control Date” shall mean the date on which a Potential Change of Control occurs; provided, however, such date shall become null and void when, in the opinion of the Board, the Parent (or the Company) or the respective third party has abandoned or terminated any Potential Change of Control.

“Prohibited Area” means North America, South America and the European Union, which Prohibited Area the parties have agreed to as a result of the fact that those are the geographic areas in which the members of the Parent Group conduct a preponderance of their business and in which the Executive provides substantive services to the benefit of the Parent Group.

“Section 409A” shall mean Section 409A of the Code and regulations promulgated thereunder (and any similar or successor federal or state statute or regulations).

“Trade Secrets” are information of special value, not generally known to the public that any member of the Parent Group has taken steps to maintain as secret from Persons other than those selected by any member of the Parent Group.

EXHIBIT B

STOCK OPTION AGREEMENT

[This exhibit is filed as Exhibit 10.3 to this Form 8-K]

EXHIBIT C

RESTRICTED STOCK AGREEMENT

[This exhibit is filed as Exhibit 10.4 to this Form 8-K]

EXHIBIT D

RELEASE

In exchange for the consideration set forth in the Employment Agreement, entered into and effective as of March 13, 2013 by and among Orthofix Inc. (the “Company”) and myself (the “Employment Agreement”), the respective terms of which are incorporated herein by reference, I, Bradley R. Mason, am entering into this Release (this “Release”) for good and valuable consideration as required by the Employment Agreement, and agree as follows:

1. GENERAL RELEASE.

(a) On behalf of myself, my heirs, executors, successors and assigns, I irrevocably and unconditionally release, waive and forever discharge the Company, its members, divisions, subsidiaries, affiliates and related companies, including the Company Group (as defined below), or any member of the Company Group, and their present and former agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries, successors and assigns (collectively, the “Releasees”), from any and all claims, demands, actions, causes of action, costs, fees and all liability whatsoever, whether known or unknown, fixed or contingent, suspected or unsuspected (collectively, “Claims”), which I had, have, or may have against Releasees relating to or arising out of my employment by or separation from the Company and its direct and indirect subsidiaries and parents, including, without limitation, Orthofix International N.V. (collectively, the “Company Group”), up to and including the date of execution of this Release, other than my right to receive the severance payments and other benefits and consideration described in the Employment Agreement. This Release includes, without limitation: (i) claims at law or equity or sounding in contract (express or implied) or tort; (ii) claims arising under any federal, state or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran or military status, sexual orientation or any other form of discrimination, harassment or retaliation (including, without limitation, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Unruh Civil Rights Act, or any other federal, state or local laws, regulations and ordinances governing discrimination, harassment or retaliation in employment; and the right to bring demands, complaints, causes of action, and claims under any other federal, state, local or common law, statute, regulation or decision); (iii) claims arising under the Employee Retirement Income Security Act; or (iv) any other statutory or common law claims related to my employment with the Company or my separation from the Company. I further covenant not to sue any of the Releasees with respect to any matters released hereby.

(b) This release does not include a release or waiver of any rights or claims I have, or might subsequently have in my capacity as a stockholder of Orthofix International N.V. In addition, this Release shall not release the Company from its continuing obligation to honor the terms of the Employment Agreement. However, this Release shall remain in full force and effect regardless of any claim by me that the Company failed to honor the terms of the Employment Agreement. In the event of any such dispute, my sole remedy against the Company shall be to enforce the terms of the Employment Agreement. I am also not waiving, and nothing in this Release is intended to waive, any right to coverage under any directors and officers insurance coverage, if any, provided by the Company, the Company Group, or any member of the Company Group, or any right to indemnification or expense advancement under any indemnification agreement, or any applicable Company Group articles of incorporation, bylaws or similar organizational document, if any, in each case, to which I might be entitled. I am also not waiving, and nothing in this Release is intended to waive any claims I may have for unemployment insurance or workers’ compensation benefits, state disability compensation, claims for any vested benefits under any Company-sponsored benefit plan, or any claims that, as a matter of law, may not be released by private agreement. I am also not waiving, and nothing in this Release is intended to waive, any claims relating to the validity or enforceability of this Release; or any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”) or the National Labor Relations Board (“NLRB”); provided, however, that I shall not be entitled to recover any monetary damages or to non-monetary relief if the EEOC or NLRB were to pursue any claims relating to my employment with the Company.

EXCEPT AS OUTLINED ABOVE, THIS MEANS THAT, BY SIGNING THIS RELEASE, I WILL WAIVE ANY RIGHT I MAY HAVE HAD TO PURSUE OR BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE COMPANY OR THE RELEASEES THAT IN ANY WAY ARISES FROM OR RELATES TO MY EMPLOYMENT OR THE TERMINATION OF THAT EMPLOYMENT, UP TO AND INCLUDING THE DATE OF THE EXECUTION OF THIS RELEASE.

(c) I acknowledge that different or additional facts may be discovered in addition to what I now know or believe to be true with respect to the matters herein released, and I agree that this Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any such different or additional facts. I represent and warrant that I have not previously filed or joined in any claims against the Company or any of the Releasees, that I have not given or sold any portion of any claims released herein to anyone else, and that I will indemnify and hold harmless the Releasees from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such assignment or transfer.

(d) I acknowledge that I have been given an opportunity of twenty-one (21) days to consider this Release, but I may voluntarily waive that period by signing it earlier, and I acknowledge that I am being advised herein to consult with legal counsel of my own choosing prior to executing this Release. I understand that for a period ending at the end of the seventh calendar day following my execution of this Release (“Revocation Period”), I shall have the right to revoke this Release by delivering a written notice of revocation to Jeffrey M. Schumm, Orthofix Inc. Senior Vice President, General Counsel and Corporate Secretary, 3451 Plano Pkwy, Lewisville, TX 75056 no later than the end of the seventh calendar day after I sign this Release. I understand and agree that this Release will not be effective and enforceable until after the Revocation Period expires without revocation, and if I elect to exercise this revocation right, this Release shall be voided in its entirety, and the Company shall be relieved of all obligations under this Release and all obligations under the Employment Agreement as provided therein. This Release shall be effective on the eighth calendar day after it is executed by me (“Effective Date”) provided it has not been previously revoked as provided herein.

2. I agree not to disclose, publish or use any confidential information of the Company Group, except as the Company directs or authorizes unless required by law to do so. I also agree that I will take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of confidential information of the Company Group, and I will immediately notify the Company in the event of any unauthorized use or disclosure of the Company Group’s confidential information of which I become aware. I agree that the obligations set forth in this paragraph do not supersede, but are in addition to, any previous confidentiality obligations agreed to by me and any member of the Company Group, including those under the Agreement. The confidentiality provisions set forth in this Release are contractual and their terms are material to this Release. In any proceeding brought to enforce or seek damages for the alleged breach of the confidentiality provisions of this Release, the party successfully prosecuting or defending such action shall be entitled to recover from the opposing party its reasonable expenses, including attorneys’ fees.

3. I agree to hold harmless the Releasees, at my sole cost and expense, from and against any claims arising from my breach of this Release (including breaches of my post separation obligations under the Agreement).

4. I agree that I have not made and shall not make, publicly or privately, any critical or negative comments to the media or any significant critical or negative comments to any other person (including future or prospective employees) regarding any of the Releasees.

5. I understand it is my choice whether or not to enter into this Release and that my decision to do so is voluntary and is made knowingly.

6. I represent and acknowledge that in executing this Release, I do not rely, and have not relied, on any communications, statements, inducements or representations, oral or written, by any of the Releasees, except as expressly contained in this Release.

7. I also represent and warrant that, on or before my last date of employment, I will have delivered to the Company (a) all documents and materials containing confidential information (including without limitation any “soft” copies or computerized or electronic versions thereof) or otherwise containing information relating to the business and affairs of any member of the Company Group (whether or not confidential), and (b) all other documents, materials and other property belonging to any member of the Company Group that are or were in my possession or under my control.

8. The Company and I agree that this Release shall be binding on us and our heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of our heirs, administrators, representatives, executors, successors and assigns.

9. This Release shall be interpreted under and governed by the laws of the State of Texas. The Company and I agree that the language of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party.

10 The Company and I agree that should that any provision of this Release be determined to be illegal or invalid, the validity of the remaining provisions will not be affected and any illegal or invalid provision will be deemed not to be a part of this Release.

11. The Company and I agree that this Release may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

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Please read carefully as this document includes a General Release of claims.

As evidenced by my signature below, I certify that I have read the above Release and agree to its terms.

Bradley R. Mason

Date:

Accepted and Acknowledged:

ORTHOFIX INC.

By:

Title:

Date: